COLLATERAL AGREEMENT

relating to

Series B Floating Rate Bonds

Among

Eco Telecom Limited,

as Pledgor

The Bank of New York,

as Securities Intermediary

Equity Trust Services (UK) Limited,

as Collateral Agent

Equity Trust Services (UK) Limited,

as Trustee

and

Deutsche Bank AG London Branch,

as Calculation Agent

Dated as of

November 8, 2007

i

THIS COLLATERAL AGREEMENT relating to Series B Floating Rate Bonds (the “Collateral Agreement”), dated as of November 8, 2007, among Eco Telecom Limited, a company organized under the laws of Gibraltar (the “Pledgor”), Deutsche Bank AG London Branch, as calculation agent under the Indenture referred to below, Equity Trust Services (UK) Limited, as Collateral Agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the benefit of Equity Trust Services (UK) Limited, as trustee under the Indenture referred to below (in such capacity, together with its successors in such capacity, the “Trustee”), the Trustee, and The Bank of New York, in its capacity as Securities Intermediary in respect of the VIP Collateral Account (as defined herein) (the “Securities Intermediary”).

WITNESSETH:

WHEREAS, pursuant to the Indenture relating to Series B Floating Rate Bonds (the “Indenture”), dated as of the date hereof, between the Pledgor, the Trustee, Altimo Holdings & Investments Limited, as guarantor (the “Guarantor”) and Deutsche Bank AG London Branch, as Calculation Agent, and agreed and acknowledged by, Deutsche International Corporate Services Limited, as trustee in connection with the Series A Floating Rate Bonds, the Pledgor can issue bonds in an aggregate principal amount of up to $500,000,000 in one or more tranches (the “Securities”) that will be fully and unconditionally guaranteed by the Guarantor;

NOW, THEREFORE, to secure the performance by the Pledgor of its obligations under the Securities and the Indenture and to secure the observance and performance of the covenants and agreements contained herein and in the Indenture, the parties hereto agree as follows:

1.	The Security Interests

In order to secure the observance and performance of the covenants, agreements and obligations contained herein and in the Indenture and the Securities (collectively, the “Secured Obligations”):

(a)(i) The Security Interests under the UCC. The Pledgor hereby grants and pledges unto the Collateral Agent, as agent of and for the benefit of the Collateral Agent and the Trustee, as trustee for the Holders from time to time of the Securities, as security for the Secured Obligations, a security interest in and to, and a lien upon and right of set-off against, all of the Pledgor’s right, title and interest in and to (i) the Pledged Items described in Section 1(b), if any; (ii) all additions to such Pledged Items (for the avoidance of doubt, in the case of any stock splits or combinations, such greater or lesser number of such class of VIP Securities, that result from such stock split or combination); (iii) the VIP Collateral Account, all securities, cash and other financial assets (each as defined in Section 8-102 of the UCC) and other funds, property or assets from time to time held therein or credited thereto and all security entitlements in respect thereof; (iv) all powers and rights now owned or hereafter acquired under or with respect to the Pledged Items described in this paragraph; and (v) all income (including interest), proceeds and collections received or to be received, or derived or to be derived, now or any time hereafter from or in connection with the Pledged Items described in this paragraph (whether such proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law, by or against the Pledgor with respect to the Pledgor) (the “Proceeds”) (such Pledged Items, additions, substitutions, income, collections, powers, rights and Proceeds described in clauses (i) through (v) above being herein collectively called the “Pledged Collateral”). The Collateral Agent shall have all of the rights, remedies and recourses with respect to the Pledged Collateral afforded a secured party by the UCC, in addition to, and not in limitation of, the other rights, remedies and recourses afforded to the Collateral Agent by this Collateral Agreement.

(ii) Security Interests under the Cash Collateral Assignment. Pursuant to the Cash Collateral Assignment between the Pledgor and Equity Trust Services (UK) Limited, as cash collateral agent, dated as of the date hereof (the “Cash Collateral Assignment”), attached hereto as Exhibit A, the Pledgor shall procure that any cash delivered pursuant to Section 1(c) below be deposited in the Cash Collateral Account.

(b) Initial Pledge Date. On the first Closing Date (as defined in the Purchase Agreement), the Pledgor shall deliver to the Collateral Agent in pledge hereunder the number of each of the VIP Shares, Preferred VIP Shares and VIP ADSs then held in the Escrowed Account, which shall be at least 3,213,783 VIP Shares, 6,426,600 Preferred VIP Shares and 128,020,325 VIP ADSs, in the manner provided in Section 6(b).

(c) Cash Margining. (i) The Calculation Agent shall on each Valuation Day determine the LTV Ratio. The Calculation Agent shall, upon a written request of the Trustee or the Pledgor, or upon its own determination, notify the Trustee or the Pledgor, as appropriate, in writing of the result of such determination for such Valuation Date promptly following the completion of the same.

(ii) If the Calculation Agent determines that as of any time the LTV Ratio is equal to or exceeds the LTV Margin Level, it shall give written notice to the Pledgor and the Cash Collateral Agent of such determination promptly following completion of the same. If such notice is delivered to the Pledgor prior to 2:00 pm (London time) on any Valuation Day (or after 2:00 pm (London time) on the Valuation Day immediately preceding such Valuation Day), the Pledgor shall by 5:00 pm (New York City time) on the immediately succeeding Payment Business Day deliver to the Cash Collateral Account pursuant to Section 6(b) to be assigned under the Cash Collateral Assignment an amount of cash in U.S. dollars that causes the LTV Ratio following such delivery to be equal to or less than the LTV Reset Level (which amount shall be set forth in such notice); provided that this provision shall only be effective if the amount of cash required to cause the LTV Ratio to be equal to or less than the LTV Reset Level is greater than or equal to $500,000; provided further that the Pledgor shall be deemed to satisfy the requirements of this Section 1(c)(ii) if (x) any failure to deliver cash by the deadline specified above is caused by administrative or technical error or difficulties within the banking system and not within the control of, the Pledgor, and (y) the Pledgor provides a SWIFT confirmation from its correspondent bank for U.S. dollars to the Calculation Agent confirming, to the satisfaction of the Calculation Agent, that the Pledgor has sent the cash required pursuant to this Section 1(c)(ii) and (z) such cash is credited to the Cash Collateral Account within three Payment Business Days following the Valuation Day on which the LTV Ratio has become equal to or exceeded the LTV Margin Level.

(iii) If the Pledgor reasonably believes that a Valuation Day is a Release Request Day, it shall be entitled to give written notice to the Calculation Agent and the Trustee (which notice shall include Pledgor’s account information) prior to 2:00 pm (London time) on such Valuation Day requesting a release of cash. Upon receipt of such written notice, the Calculation Agent shall determine whether such Valuation Day is a Release Request Day. The Calculation Agent shall give notice to the Pledgor of such determination promptly following completion of the same and in any event prior to 5:30 pm (London time) on such Valuation Day. If the Calculation Agent notifies the Pledgor that such Valuation Day is a Release Request Day in accordance with the immediately preceding sentence then on the immediately succeeding Valuation Day (the “Proposed Release Day”) the Calculation Agent shall determine whether such Proposed Release Day is also a Release Request Day and, if it is, it shall also determine the Release Amount and give written notice thereof to the Pledgor promptly following completion of the same and in any event prior to 2:00 pm (London time) on such Proposed Release Day. If the Calculation Agent provides such notice to the effect that the Release Amount is greater than zero and no Event of Default or an Early Maturity Event has occurred and is continuing on such Proposed Release Day (as determined by the Calculation Agent and notified to the Trustee and the Cash Collateral Agent in writing on such Proposed Release Day), then the Trustee shall promptly following receipt of such notice give written instructions to the Cash Collateral Agent to transfer the Release Amount (plus any accrued but not previously distributed interest as of such date) from the Cash Collateral Account to the Pledgor’s account (as specified in Pledgor’s notice) by 5:00 pm (New York City time) on such Proposed Release Day. For the avoidance of doubt, only cash delivered pursuant to Section 1(c)(ii) plus any interest accrued thereon pursuant to the Cash Collateral Assignment may be released under this Section 1(c)(iii).

(iv) Notices delivered pursuant to this Section 1(c) shall be delivered by (A) facsimile transmission (in which case delivery shall be deemed to have occurred at the time when the transmission has been sent in its entirety and the sender’s facsimile machine shall have generated a successful transmission report) or (B) email electronic messaging (in which case delivery shall be deemed to have occurred at the time that the email electronic message is sent and the sender’s email electronic messaging system shall not have immediately thereafter generated an unsuccessful transmission report). Such notices shall be given to a party at the electronic mail address or facsimile number, as applicable, set forth opposite such party’s name on the signature page hereto or at such other address or number as may be designated by a notice duly given in accordance with Section 12(c) to each other party hereto.

(v) The Pledgor shall give the Collateral Agent and Calculation Agent notice in the manner set forth in Section 1(c)(iv) of any change to the electronic mail address or facsimile number set forth opposite its name on the signature page hereto or of the discontinuance, or anticipated discontinuance, of use of such electronic mail address or facsimile number by it, within two Business Days of any such change or discontinuance or anticipated discontinuance, and such notice shall specify the correct and valid substitute electronic mail address of facsimile number, as applicable.

(vi) Any payments made pursuant to this Section 1(c) shall be made by wire transfer of immediately available funds using the payment particulars set forth in Schedule II hereof unless the Cash Collateral Agent or the Pledgor provides notice of alternative payment particulars.

The parties hereto expressly agree that all rights, assets and property (including, without limitation, cash) at any time held in or credited to the VIP Collateral Account shall be treated as financial assets (as defined in Section 8-102 of the UCC).

2.	Definitions

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture. In addition, the following capitalized terms as used herein shall have the following meanings:

“Business Day” means a day which in London and in The City of New York is neither a legal holiday nor a day on which banking institutions are authorized by law or regulation to close.

“Cash Collateral” has the meaning given to it in the Cash Collateral Assignment.

“Cash Collateral Account” has the meaning given to it in the Cash Collateral Assignment.

“Cash Collateral Agent” has the meaning given to it in the Cash Collateral Assignment.

“Cash Collateral Assignment” has the meaning given to it in Section 1(a)(ii).

“Closing Date” has the meaning given to it in the Purchase Agreement.

“Collateral” means the Pledged Collateral and the Cash Collateral.

“Collateral Agent” means the limited liability company identified as such in the preliminary paragraph hereof, or any successor appointed in accordance with Section 10.

“Collateral Event of Default” has the meaning specified in Section 6(c).

“Control” means “control” as defined in Section 8-106 and Section 9-106 of the UCC.

“Custodian” means the Moscow, Russian Federation branch of ING Bank (Eurasia), in its capacity as securities intermediary for the Securities Intermediary in respect of the VIP Shares and Preferred VIP Shares, and any replacement or successor thereto appointed by the Securities Intermediary with the consent of the Calculation Agent.

“Depositary” has the meaning set forth in the Indenture.

“Dispute” has the meaning set forth in Section 12(f)(i).

“Guarantor” has the meaning set forth in the preliminary paragraph hereof.

“Holder”, “holder of Securities”, “Securityholder” have the meanings set forth in the Indenture.

“ICC” has the meaning set forth in Section 12(f)(i).

“ICC Rules” has the meaning set forth in Section 12(f)(i).

“Indenture” has the meaning set forth in the preliminary paragraph hereof.

“Investment Property” means “investment property” as defined in Section 9-102(a)(49) of the UCC.

“Lien” means any lien, mortgage, security interest, pledge, charge or encumbrance of any kind.

“Location” means, with respect to any party, the place such party is “located” within the meaning of Section 9-307 of the Uniform Commercial Code as in effect in each jurisdiction that may be deemed applicable to such party.

“LTV Margin Release Level” means an LTV Ratio of 15%.

“Other Liens” has the meaning specified in Section 4(b)(ii) hereof.

“Permitted Transfer Restrictions” means any restrictions arising under the U.S. Securities Act of 1933, as amended.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledged Collateral” has the meaning specified in Section 1(a)(i) hereof.

“Pledged Items” means the VIP Securities delivered pursuant to Section 1(b), any and all other securities and instruments delivered by the Pledgor to be held by the Collateral Agent under this Collateral Agreement as Pledged Collateral, and any security entitlement in respect thereof and any cash pledged pursuant to Section 1(c).

“Proceeds” has the meaning specified in Section 1(a)(i) hereof.

“Proposed Release Day” has the meaning specified in Section 1(c)(iii) hereof.

“Purchase Agreement” means the purchase agreement dated as of the date hereof among the Pledgor, the Guarantor and Deutsche Bank AG London Branch and agreed and acknowledged in certain respects by the Trustee and the Calculation Agent.

“Release Amount” means, in respect of a Proposed Release Day, the amount of cash that would, if deducted from the Cash Collateral Account, cause the LTV Ratio to be equal to the LTV Reset Level as of the scheduled close of trading on the principal exchange on which VIP ADSs are listed and traded on the Valuation Day immediately preceding such Proposed Release Day; provided that if the amount so determined is less than $500,000, then the Release Amount shall be zero.

“Release Request Day” means any Valuation Day that immediately follows any three consecutive Valuation Days on each of which the LTV Ratio is less than the LTV Margin Release Level.

“Responsible Officer” means, when used with respect to the Collateral Agent, any senior employee located in the division or department of the Collateral Agent responsible for performing the obligations of the Collateral Agent under this Collateral Agreement, and also means, with respect to any matter relating to this Collateral Agreement or the Pledged Collateral, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject; when used with respect to the Securities Intermediary, any managing director, vice president, assistant vice president, assistant treasurer, assistant secretary or trust officer located in the division or department of the Securities Intermediary responsible for performing the obligations of the Securities Intermediary under this Collateral Agreement, and also means, with respect to any matter relating to this Collateral Agreement or the Pledged Collateral, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Securities” has the meaning set forth in the preliminary paragraph hereof.

“Securities Intermediary” means the financial institution identified as such in the preliminary paragraph hereof, or any successor appointed in accordance with Section 9.

“Transfer Restriction” means, with respect to any item of Pledged Collateral, any condition to or restriction on the ability of the holder thereof to sell, assign or otherwise transfer such item of Pledged Collateral or to enforce the provisions thereof or of any document related thereto, whether set forth in such item of Pledged Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of Pledged Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Pledged Collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Pledged Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Pledged Collateral and (iv) any registration or qualification requirement for such item of Pledged Collateral pursuant to any federal or state securities law; provided that (i) the required delivery of any assignment from the seller, pledgor, assignor or transferor of such item of Pledged Collateral, together with any evidence of the corporate or other authority of such Person and (ii) any condition or restriction imposed hereunder or under the Indenture, shall not constitute a “Transfer Restriction.”

“Trustee” has the meaning set forth in the preliminary paragraph hereof.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Valuation Day” means any Business Day from (and including) the date Securities are first issued pursuant to the Indenture to (but excluding) the date upon which the principal amount of Securities outstanding is zero.

“VIP Collateral Account” has the meaning specified in Section 6(b).

3.	Representations and Warranties of the Pledgor

(a) The Pledgor hereby represents and warrants to the Collateral Agent and the Trustee that:

(i) Corporate Existence and Power. The Pledgor is a company validly existing and in good standing under the laws of Gibraltar, and has all powers and all material governmental licenses, authorizations, consents and approvals required to enter into, and perform its obligations under, this Collateral Agreement.

(ii) Authorization and Non-Contravention. The execution, delivery and performance by the Pledgor of this Collateral Agreement have been duly authorized by all necessary corporate action on the part of the Pledgor and do not and will not violate, contravene or constitute a default under any provision of applicable law or regulation or of the charter or by-laws or similar constitutive documents of the Pledgor or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Pledgor.

(iii) Binding Effect. This Collateral Agreement constitutes a valid and binding agreement of the Pledgor enforceable against the Pledgor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and by general equitable principles.

(iv) Solvency. The Pledgor is presently solvent and able to pay, and paying its debts as they become due, and anticipates that it will continue to be able to pay its debts as they become due for the foreseeable future.

(v) No Transfer Restrictions. Except for any Permitted Transfer Restrictions, no Transfer Restrictions exist with respect to or otherwise apply to the assignment of, or transfer by the Pledgor of possession of, any items of Pledged Collateral to the Collateral Agent hereunder, or the subsequent sale or transfer of such items of Pledged Collateral by the Collateral Agent pursuant to the terms hereof except for the Pledgor’s obligation to give notice to VIP upon an actual transfer of VIP Shares as required under the Shareholders Agreement dated May 30, 2001 between the Pledgor, Telenor East Invest AS and other parties (as amended from time to time).

(vi) Title to Pledged Collateral; Perfected Security Interest. The Pledgor (i) has paid full purchase price (within the meaning of Rule 144(d)(1) under the Securities Act) for the VIP Shares pledged in accordance with Section 1(b) more than two years prior to the date hereof (provided that Rule 144(d)(3)(i) under the Securities Act shall apply to such determination) and has good and marketable title to the Pledged Items, free of all Liens (other than the Lien created by this Collateral Agreement) and Transfer Restrictions (except for Permitted Transfer Restrictions) and (ii) is not and will not become a party to or be otherwise bound by any agreement, other than this Collateral Agreement and the Series A Collateral Agreement, that (x) restricts in any manner the rights of any present or future owner of the Pledged Collateral with respect thereto or (y) provides any Person other than the Pledgor, the Collateral Agent or the Securities Intermediary with Control with respect to any Pledged Collateral. Upon re-registration of each of the VIP Shares and the Preferred VIP Shares constituting Pledged Collateral hereunder on the shareholders register of VIP in the name of the Securities Intermediary or the Custodian as its securities intermediary, the re-registration of any VIP ADSs in uncertificated form constituting Pledged Collateral in the name of the Securities Intermediary on the register of holders of VIP ADSs maintained by the Depositary and the delivery by the Pledgor to the Securities Intermediary of certificates requesting any VIP ADSs in certificated form constituting Pledged Collateral accompanied by duly executed instruments of transfer or assignment in the name of the Securities Intermediary or in blank, and the crediting by the Securities Intermediary of such VIP Shares, Preferred VIP Shares and VIP ADSs to the VIP Collateral Account, the Collateral Agent will have obtained, for the benefit of the Trustee, a valid and first priority perfected security interest in a security entitlement in respect of such VIP Shares, such Preferred VIP Shares and VIP ADSs, in respect of which the Collateral

Agent will have Control, subject to no other Lien. Upon the crediting by the Securities Intermediary of any other financial assets to the VIP Collateral Account, the Collateral Agent will have obtained, for the benefit of the Trustee, a valid and first priority perfected security interest in a security entitlement in respect of such financial assets, in respect of which the Collateral Agent will have Control, subject to no other Lien. None of the Pledged Collateral is or shall be pledged by the Pledgor as collateral for any other purpose.

(vii) No Financing Statements. No financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Pledged Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on such Pledged Collateral other than in favor of the Collateral Agent.

(viii) No Filing Required. Other than as stated in paragraph 5(c) herein, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution and delivery of this Collateral Agreement or necessary for the validity or enforceability hereof or for the perfection or enforcement of the security interests granted hereunder.

(ix) Enforcement. The Pledgor has not performed and will not perform any acts that could reasonably be expected to prevent the Collateral Agent from enforcing any of the terms of this Collateral Agreement or that could reasonably be expected to limit the Collateral Agent in any such enforcement.

(x) Location. The only possible Location of the Pledgor is the District of Columbia or Gibraltar.

(b) The Pledgor shall be deemed to repeat the representations and warranties in Section 3(a) (i) on each Closing Date and (ii) at each time any Pledged Item is added pursuant to Section 1(c)(ii) to, or released pursuant to Section 1(c)(iii) from, the Cash Collateral Account.

4.	Representations, Warranties and Agreements of the Collateral Agent and the Securities Intermediary

(a) Each of the Collateral Agent and the Securities Intermediary represents, warrants to and agrees with the Pledgor and the Trustee with respect to itself that:

(i) Corporate Existence and Power. It is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, and has all powers and all material governmental licenses, authorizations, consents and approvals required to enter into, and perform its obligations under, this Collateral Agreement.

(ii) Authorization and Non-Contravention. The execution, delivery and performance by it of this Collateral Agreement have been duly authorized by all necessary action on its part, if any (no action by its shareholders being required), and do not and will not violate, contravene or constitute a default under any provision of applicable law or regulation or of its charter or by-laws or of any material agreement, judgment, injunction, order, decree or other instrument binding upon it.

(iii) Binding Effect. This Collateral Agreement constitutes its valid and binding agreement enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and by general equitable principles.

(b) The Securities Intermediary represents, warrants and agrees with the Collateral Agent, the Trustee and the Pledgor that:

(i) Other Agreements. It has not entered and, unless otherwise instructed by the Collateral Agent, will not enter into any agreement pursuant to which any Person other than the Pledgor, the Collateral Agent, the Trustee, or the Securities Intermediary has or will have Control with respect to any Pledged Collateral.

(ii) Other Liens. It hereby agrees that all Liens held by it (other than Liens arising hereunder) in any of the Pledged Collateral securing any obligation to it (in any capacity) (collectively, “Other Liens”) shall be subordinate and junior to the liens, pledges and security interests in the Pledged Collateral arising hereunder and that it will take no action to enforce any Other Liens so long as any obligation under the Indenture or hereunder (whether or not then due) shall remain unsatisfied.

(iii) Securities Intermediary, Financial Assets. It is a “securities intermediary” within the meaning of Section 8-102(a)(14) of the UCC and in maintaining the VIP Collateral Account hereunder is acting in such capacity. The VIP Collateral Account is a “securities account” within the meaning of Section 8-501(a) of the UCC. The parties hereto agree that each item of property (whether investment property, financial asset, security, instrument, cash or other property) credited to the VIP Collateral Account shall be treated as a “financial asset” within the meaning of Sections 8-102(a)(9) and 8-103 of the UCC.

(iv) Entitlement Orders. The Securities Intermediary agrees to comply with any “entitlement order” (as defined in Section 8-102 of the UCC) originated by the Collateral Agent and relating to the VIP Collateral Account or any financial asset credited thereto without further consent by the Pledgor or any other person. The Pledgor consents to the foregoing agreement by the Securities Intermediary.

(v) Pledgor Entitlement Orders. In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in Section 4(b)(iv) hereof, the Securities Intermediary agrees that except as provided in Sections 7(a) or (b) hereof, the Securities Intermediary shall not comply with any entitlement order of the Pledgor or any agent of the Pledgor with respect to the VIP Collateral Account or any financial asset credited thereto without the prior written consent of the Collateral Agent.

(c) The Collateral Agent and Securities Intermediary shall be deemed to repeat the representations and warranties in Section 4(a) and (b), as applicable, (i) on each Closing Date and (ii) at each time any Pledged Item is added pursuant to Section 1(c)(ii) to, or released pursuant to Section 1(c)(iii) from, the Cash Collateral Account.

(d) The Collateral Agent agrees with the Series A Trustee for the benefit of the holders of the Series A Securities that it shall not

(i) foreclose upon or otherwise dispose of any VIP Shares, the Preferred VIP Shares and VIP ADSs pledged hereunder, except for the sale of the VIP Shares, the Preferred VIP Shares and VIP ADSs so pledged to any person in a sale that is initiated not earlier than 30 days after an occurrence of the event that ultimately leads to acceleration of the obligations secured by the Collateral pledged hereunder, such event which shall, upon its occurrence, have resulted in an event of default under the Series A Indenture (as defined therein); provided that the VIP Shares, the Preferred VIP Shares and VIP ADSs may not be sold for so long as the Series A Collateral Agent is prevented from being able to exercise its remedies under Section 8 of the Series A Collateral Agreement as a result of a legal action being brought in any jurisdiction and the aforementioned 30 day period shall be tolled for as long as the Series Collateral Agent is prevented from being able to exercise such remedies, and

(ii) convert any of the VIP Shares pledged hereunder into VIP ADSs, in each case, until the earlier of (A) the time when all amounts owing under any Series A Securities, the Series A Indenture and Series A Collateral Agreement have been paid in full and (B) the later of (1) the 31st day after an initial sale of any pledged collateral (as defined in the Series A Collateral Agreement) by the Series A Collateral Agent or (2) if the Series A Collateral Agent is prevented from being able to exercise its remedies under Section 8 of the Series A Collateral Agreement as a result of legal proceedings having been brought in any jurisdiction, then on the 11th Business Day after the day as of which the Series A Collateral Agent is no longer so prevented from being able to exercise its remedies under Section 8 of the Series A Collateral Agreement.

(e) The agreements in Section 4(d) are solely for the benefit of the Series A Trustee for the benefit of the holders of Series A Securities. The parties hereto agree that Section 4(d) hereof shall not be waived, varied or amended without the express consent of the Series A Trustee.

5.	Certain Covenants of the Pledgor

The Pledgor agrees that, so long as any of its obligations under any Securities or the Indenture remain outstanding:

(a) Title to Pledged Collateral. The Pledgor shall, subject to the terms of this Collateral Agreement, at all times hereafter have good title to the Pledged Collateral pledged hereunder, free of all Liens (other than the Liens created by this Collateral Agreement) and Transfer Restrictions (except for the Permitted Transfer Restrictions), and, subject to the terms of this Collateral Agreement, will at all times hereafter have good, right and lawful authority to assign, transfer and pledge such Pledged Collateral and all additions thereto under this Collateral Agreement. The Pledgor shall warrant and defend the Pledgor’s title to the Pledged Collateral, subject to the rights of the Collateral Agent, against the claims and demands of all Persons.

(b) Pledged Collateral Requirement. (i) The Pledgor shall cause the Pledged Collateral to include, at all times, at least the respective number of VIP Shares, Preferred VIP Shares and VIP ADSs required to be delivered pursuant to Section 1(b) (or, in case of any stock splits or combinations, such greater or lesser number as results therefrom) and the Cash Collateral to include any such funds required to be delivered under Section 1(c)(ii).

(c) Further Assurances. The Pledgor shall, at its expense and in such manner and form as the Collateral Agent may reasonably request, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary in order to create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, create or maintain Control with respect to any such security interest in the Pledged Collateral or to enable the Collateral Agent to exercise and enforce its rights and the rights of the Trustee hereunder with respect to such security interest. Without limiting the generality of the foregoing obligation, the Pledgor shall (i) within 15 days after the date of this Collateral Agreement register or cause to be registered at the Companies Registry of Gibraltar the prescribed particulars of this Collateral Agreement and the Lien created by this Collateral Agreement as required by Section 128 of the Gibraltar Companies Act, in the prescribed form, duly completed and executed, together with an original fully executed counterpart of this Collateral Agreement and (ii) immediately upon the execution of the Collateral Agreement, register the Lien created by this Collateral Agreement in the Statutory Books and register of charges of the Pledgor, and (iii) pay all applicable filing fees in full, including, without limitation, those payable under the Gibraltar Stamp Duties Act and deliver to the Collateral Agent (A) the original Certificate of Registration issued by the Gibraltar Companies Registrar with respect to this Collateral Agreement and (B) copies of the pages of its Statutory Books and register of charges evidencing the registration therein of the Lien created by this Collateral Agreement, duly certified by the Pledgor’s corporate officers thereunto duly authorized. To the extent permitted by applicable law, the Pledgor hereby authorizes the Collateral Agent to execute and file, in the name and at the expense of the Pledgor or otherwise, UCC financing or continuation statements (which may be carbon, photographic, photostatic or other reproductions of this Collateral Agreement or of a financing statement relating to this Collateral Agreement) which the Collateral Agent may reasonably deem necessary or appropriate to further perfect, or maintain the perfection, of the security interests granted hereby.

(d) Consolidation/Merger. The Pledgor shall not consolidate with or merge with or into, or transfer all or substantially all of its assets to, any other Person.

(e) Change of Name or Location. The Pledgor agrees that it shall not change its name or Location, unless (x) the Pledgor shall have given the Collateral Agent and Calculation Agent not less than 30 days’ prior notice thereof and (y) such change shall not cause any of the security interests granted hereunder to become unperfected, cause the Collateral Agent to cease to Control any of the Pledged Collateral consisting of securities or security entitlements or subject any Pledged Collateral to any other Lien.

(f) Other Liens. The Pledgor agrees that it shall not (i) create or permit to exist any Lien (other than the Liens created by this Collateral Agreement) or any Transfer Restriction (other than the Permitted Transfer Restrictions) upon or with respect to the Pledged Collateral, (ii) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or (iii) enter into or consent to any agreement pursuant to which any Person other than the Pledgor, the Collateral Agent, and the Securities Intermediary has or will have Control in respect of any Pledged Collateral.

(g) Notice to VIP. The Pledgor shall give notice to VIP and Telenor East Invest AS upon an actual transfer of any VIP Securities as required under the Shareholders Agreement dated May 30, 2001 between the Pledgor, Telenor East Invest AS and other parties (as amended from time to time).

(h) Agreement to Pay Advisers’ Fees and Expenses. The Pledgor agrees that it will pay or reimburse the Collateral Agent on demand for the reasonable expenses of the Collateral Agent’s third party advisers reasonably retained in connection with its functions and responsibilities hereunder.

6.	Administration of the Collateral and Valuation of the Securities

(a) Valuation of Collateral. Based on the receipt of notices from the Securities Intermediary pursuant to Section 9(e) and information available to it in respect of the Cash Collateral Account, the Calculation Agent shall determine on each Business Day whether a Collateral Event of Default shall have occurred.

(b) Delivery of Collateral. Any delivery of any securities or security entitlements (each as defined in Section 8-102 of the UCC) as Pledged Collateral to the

Collateral Agent or of cash as Cash Collateral to the Cash Collateral Agent by or on behalf of the Pledgor shall be effected (i) in the case of Collateral consisting of certificated securities registered in the name of the Pledgor, by delivery of certificates representing such securities to the Securities Intermediary, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in the name of the Securities Intermediary or in blank (including any related documentation required by the transfer agent for such securities in connection with effecting or registering transfer), with signatures appropriately guaranteed, all in form and substance satisfactory to the Securities Intermediary, to be reregistered in the name of the Securities Intermediary for credit to the VIP Collateral Account; (ii) in the case of Collateral consisting of uncertificated securities registered in the name of the Pledgor, by transmission by the Pledgor of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of the Securities Intermediary, accompanied by any required transfer tax stamps, and the issuer’s compliance with such instructions, for credit to the VIP Collateral Account; provided that in the case of VIP Shares and Preferred VIP Shares that constitute Pledged Collateral hereunder the Pledgor shall instruct the registrar of VIP to register such VIP Shares and Preferred VIP Shares in the name of the Securities Intermediary or the Custodian, as its securities intermediary, for credit to the VIP Collateral Account, (iii) in the case of securities in respect of which security entitlements are held by the Pledgor through the Securities Intermediary, by the crediting of such securities, accompanied by any required transfer tax stamps, to the VIP Collateral Account, (iv) in the case of cash delivered pursuant to Section 1(c), by wire transfer in immediately available funds to the Cash Collateral Account, and in the event of any other cash, by wire transfer in immediately available funds to the VIP Collateral Account, or (v) in any case, by complying with such reasonable alternative delivery instructions as the Collateral Agent shall provide to the Pledgor in writing.

Upon delivery of any Pledged Item under this Collateral Agreement, the Securities Intermediary or its agents shall examine such Pledged Item and any certificates or instruments delivered pursuant to this Section 6(b), or otherwise pursuant to the terms hereof in connection therewith to determine that they appear to comply as to form with the requirements for the Collateral. The Securities Intermediary shall cause all Pledged Collateral delivered to it hereunder (including without limitation the VIP Shares, the Preferred VIP Shares and the VIP ADSs) to be credited to the securities account (as defined in Section 8-501(a) of the UCC) listed on Schedule I hereto established in the name of the Pledgor at the offices of the Securities Intermediary (the “VIP Collateral Account”) which shall give rise pursuant to Section 8 – 501 of the UCC to a security entitlement in respect thereof and the Pledgor shall cause any cash delivered pursuant to Section 1(c) to be credited to the Cash Collateral Account.

(c) A “Collateral Event of Default” shall mean, at any time, the occurrence of any of the following: (i) failure of the Collateral to include at least (1) the number of each of VIP Shares, Preferred VIP Shares and VIP ADSs required to be delivered pursuant to Section 1(b) (or, in case of any stock splits or combinations, such greater or lesser number as results therefrom) or security entitlements in respect thereof and (2) the amount of cash required to be transferred to the Cash Collateral Account pursuant to Section 1(c)(ii) at such time, (ii) failure at any time of the security interests granted hereunder to constitute valid and perfected security interests under the laws of the State of New York in all of the Pledged Collateral, subject to no prior or equal Lien and to no Transfer Restrictions (other than Permitted Transfer Restrictions), and, with respect to any Pledged Collateral consisting of securities or security entitlements, as to which the Collateral Agent has Control, or in each case, assertion of such by the Pledgor in writing or (iii) failure at any time of the security interests granted under the Cash Collateral Assignment to constitute valid and perfected security interests in all respects of the Cash Collateral.

7.	Income and Voting Rights on Collateral

(a) Unless an Event of Default has occurred and is continuing, the Pledgor shall be entitled to receive for the Pledgor’s own account all cash dividends relating to the VIP Securities held as Pledged Collateral hereunder. The Collateral Agent agrees that, unless an Event of Default shall have occurred and be continuing, it shall not give any instruction to the Securities Intermediary that would prevent the Securities Intermediary from paying over to the Pledgor any cash dividends received from VIP in relation to the VIP Securities held as Pledged Collateral hereunder. Upon receipt of any such cash dividend, the Securities Intermediary shall, subject to applicable law, remit to the Pledgor on the Business Day received or the first Payment Business Day thereafter all such cash dividends received by it except that (i) if the Securities Intermediary or its agent is required to withhold and does withhold from such cash dividend or such other cash distribution an amount on account of taxes, the amount distributed to the Pledgor shall be reduced accordingly and (ii) the Securities Intermediary is not required to make that payment until the Securities Intermediary has received from the Pledgor a notice containing details of an account that can receive that payment in the currency in which the Securities Intermediary received it. For the avoidance of doubt, any non-cash distributions in respect of any VIP Securities constituting Pledged Collateral under this Collateral Agreement shall be retained by the Securities Intermediary as Pledged Collateral in the VIP Collateral Account. Notwithstanding the second preceding sentence, if the Securities Intermediary (i) has received a notice from the Calculation Agent stating that an Event of Default has occurred and is continuing and the Collateral Agent has decided to exercise its remedies under Section 8 hereof, and (ii) has not received subsequent instructions from the Collateral Agent to the contrary, the Securities Intermediary shall not pay any cash distribution it receives in respect of any VIP Securities constituting Pledged Collateral to the Pledgor and, subject to the exceptions set forth in that sentence (including having received appropriate account details from the Collateral Agent), such distributions shall be retained as Pledged Collateral in the VIP Collateral Account. If the Pledgor has received any cash distribution in respect of any VIP Securities constituting Pledged Collateral that became payable after an Event of Default occurs, the Pledgor agrees that it will, in trust for the benefit of the Trustee, segregate those distributions from other funds of the Pledgor and forthwith pay those distributions over to the Collateral Agent. Any such payments so retained by, or paid over to, the Collateral Agent shall be held by the Collateral Agent as Pledged Collateral hereunder. If any such Event of Default is no longer continuing, then the Collateral Agent shall remit, or shall instruct the Securities Intermediary to remit, to the Pledgor any such payments that are so retained by, or paid to it, on the first Payment Business Day after the Collateral Agent shall have received notice from the Calculation Agent that such Event of Default is no longer continuing.

(b) Unless an Event of Default has occurred and is continuing and the Collateral Agent has decided to exercise its remedies under Section 8 below, the Pledgor shall have the right, from time to time, to vote and to give all approvals, consents, ratifications, waivers and to do all actions other than actions prohibited herein with respect to the Pledged Collateral (including all VIP Securities). Unless the Securities Intermediary has received notice from the Collateral Agent that the Collateral Agent has decided to exercise its remedies under Section 8, (i) upon receipt from the issuer of VIP Securities or other securities constituting Pledged Collateral of notice of any meeting or solicitation of proxies or consents of holders of those securities, the Securities Intermediary shall, as soon as practicable thereafter, mail to the Pledgor a notice, the form of which notice shall be in the sole discretion of the Securities Intermediary, which shall contain (a) such information as is contained in such notice of meeting received by the Securities Intermediary, (b) a statement that the Pledgor will be entitled, subject to any applicable provision of law and of the articles of association or similar document of the issuer of those securities, to instruct the Securities Intermediary as to the exercise of the voting rights, if any, pertaining to those securities constituting Pledged Collateral and (c) a statement as to the manner in which such instructions may be given and (ii) upon the written request of the Pledgor, received on or before the date established by the Securities Intermediary for such purpose, the Securities Intermediary shall endeavor, in so far as practicable and permitted under applicable law, to vote or cause to be voted those securities constituting Pledged Collateral in accordance with the instructions set forth in such request (provided that such right to vote or cause to be voted such securities is not subject to a power of attorney in the form, and subject to the conditions stated, herein). The Securities Intermediary shall not vote or attempt to exercise the right to vote that attaches to those securities other than in accordance with such instructions. The Securities Intermediary shall within three Business Days (A) of the first Closing Date issue a revocable power of attorney relating to 3,213,783 VIP Shares and 6,426,600 Preferred VIP Shares and in the form of Annex I hereto, which shall not be revoked unless the Securities Intermediary has received notice from the Collateral Agent that the Collateral Agent has decided to exercise its remedies under Section 8 hereof. As promptly as practicable after receipt of a notice from the Collateral Agent to the effect it intends to exercise remedies under Section 8 hereof in respect of any Pledged Collateral consisting of VIP Securities, the Securities Intermediary shall give, or cause to be given, notice to VIP of the revocation of such power of attorney in accordance with the terms of such power of attorney.

In no circumstances shall the Collateral Agent or Trustee have or acquire by virtue of this Collateral Agreement any rights in respect of voting any VIP Securities that constitute Collateral hereunder.

(c) The Collateral Agent agrees with the Pledgor that it will not: (A) originate any entitlement orders directing the Securities Intermediary not to pay over to the Pledgor cash dividends relating to the Pledged Collateral or any other entitlement order or similar instruction relating to Cash constituting Pledged Collateral, (B) direct the Securities Intermediary with respect to the voting of any financial assets credited to the VIP Collateral Account, or (C) originate any other entitlement orders in respect of any financial assets in the VIP Collateral Account or otherwise in respect of the Pledged Collateral (including entitlement orders directing disposition of any financial assets in the VIP Collateral Account) or give any approval, consent, ratification, waiver or do any other action with respect to the Pledged Collateral, in each case, unless an Event of Default shall have occurred and be continuing and the Collateral Agent has decided to exercise its remedies under Section 8 hereof. The parties hereto agree that the agreement contained in the foregoing sentence is solely an agreement between the Collateral Agent and the Pledgor and shall not affect the obligations of the Securities Intermediary under Section 4(b).

8.	Remedies upon Events of Default

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Trustee, as agent of the Holders of the Securities, all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as provided in the Indenture or as may be required by mandatory provisions of law, may sell all of the Pledged Collateral at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, and at such price or prices as the Collateral Agent may deem satisfactory, and/or may instruct the Cash Collateral Agent to deliver any or all of the funds in the Cash Collateral Account to it towards the satisfaction of Secured Obligations. The Pledgor covenants and agrees, at the request of the Collateral Agent, to execute and deliver such documents and take such other action as the Collateral Agent deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Pledged Collateral so sold. Each purchaser at any such sale shall hold the Pledged Collateral so sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of the Pledgor which may be waived, and the Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which the Pledgor has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by Article 9 of the UCC shall (1) in case of a public sale, state the time and place fixed for such sale, (2) in case of sale at a broker’s board or on a securities exchange, state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or the portion thereof so being sold, will first be offered for sale at such board or exchange, and (3) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale. At any such sale the Pledged Collateral may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine. The Collateral Agent shall not be obligated to make any such sale pursuant to any such notice. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Pledged Collateral on credit or for future delivery, the Pledged Collateral so sold may be retained by the Collateral Agent until the selling price is paid by the purchaser thereof, but the Collateral Agent shall not incur any liability in case of the failure of such purchaser to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may again be sold upon like notice. The Collateral Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the security interests hereunder and sell the Pledged Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

(b) Power of Attorney. The Collateral Agent is hereby irrevocably appointed the true and lawful attorney of the Pledgor with full power and authority, in the name and stead of the Pledgor, to do all of the following: (i) upon any sale of all or any part of any Pledged Collateral made either under the power of sale given hereunder or under judgment or decree in any judicial proceedings for foreclosure or otherwise for the enforcement of this Collateral Agreement, to make all necessary deeds, bills of sale and instruments of assignment, transfer or conveyance of the property thus delivered or sold; (ii) to the extent permitted by law, to exercise, from time to time while an Event of Default has occurred and is continuing, all or any of the following powers with respect to all or any of the Pledged Collateral: (1) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof, (2) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto, (3) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof (including, without limitation, the giving of instructions and entitlement orders in respect thereof) and (4) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto; provided that the Collateral Agent shall give the Pledgor not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Pledged Collateral, except any Pledged Collateral that threatens to decline speedily in value, including, without limitation, equity securities, or is of a type customarily sold on a recognized market. The Collateral Agent and the Pledgor agree that such notice constitutes “reasonable authenticated notification” within the meaning of Section 9-611 of the UCC. The grant of the foregoing power of attorney shall not be deemed to be a grant of a power of attorney to vote or grant proxies with respect to any shares of VIP Securities. For such purposes the Collateral Agent may execute all necessary documents and instruments and may instruct the Securities Intermediary in the name and on behalf of the Pledgor. This power of attorney shall be deemed coupled with an interest, and the Pledgor hereby ratifies and confirms all that its attorneys acting under such power, or such attorneys’ successors or agents, shall lawfully do so by virtue of this Collateral Agreement. If so requested by the Collateral Agent, by the Trustee or by any purchaser of the Pledged Collateral or a portion thereof, the Pledgor shall further ratify and confirm any such sale by executing and delivering to the Collateral Agent, to the Trustee or to such purchaser or purchasers at the expense of the Pledgor all proper deeds, bills of sale, instruments of assignment, conveyance of transfer and releases as may be designated in any such request. The Pledgor’s obligations and authorizations hereunder shall not be terminated by operation of law or the occurrence of any event whatsoever, including the death or disability of the Pledgor, or the occurrence of any other event.

(c) Application of Collateral and Proceeds. If an Event of Default shall have occurred and be continuing, the Collateral Agent may proceed to realize upon the security interest under this agreement or the Cash Collateral Assignment in the Collateral against any one or more of the types of Collateral, at any one or more times, as the Collateral Agent shall determine in its sole discretion subject to the foregoing provisions of this Section 8. The proceeds of any sale of, or other realization upon, or other receipt from, any of the Pledged Collateral remaining after delivery to the Trustee pursuant to Section 8 and any funds delivered to the Collateral Agent by the Cash Collateral Agent pursuant to Clause 10 of the Cash Collateral Assignment shall be applied by the Collateral Agent in the following order of priorities:

(i) first, to the payment to the Collateral Agent, the Cash Collateral Agent and the Securities Intermediary of the expenses of such sale or other realization, including reasonable compensation to each of the Collateral Agent, the Cash Collateral Agent and the Securities Intermediary and its agents and counsel, and all expenses, liabilities and advances incurred or made by the Collateral Agent, the Cash Collateral Agent and the Securities Intermediary in connection therewith, including brokerage fees in connection with the sale by the Collateral Agent of any Pledged Item (other than Break Funding Costs);

(ii) second, to the payment to the Trustee of any costs and expenses incurred in connection with the Event of Default and such sale or other realization, including reasonable compensation to the Trustee and its agents and counsel, and all documented expenses, liabilities and advances incurred or made by the Trustee in connection therewith;

(iii) third, to the payment to the Trustee for distribution in accordance with the terms of the Indenture, including for pro rata distribution to the Holders of Securities of all tranches of an amount equal to the principal and interest due and payable under the Securities of all tranches;

(iv) fourth, to the payment of any other obligations of the Pledgor under the outstanding Securities, the Indenture, this Collateral Agreement and the Cash Collateral Assignment; and

(v) finally, if all of the obligations of the Pledgor under the outstanding Securities, the Indenture and this Collateral Agreement, including, without limitation, the obligation with respect to the fees, costs and expenses of the Collateral Agent, the Cash Collateral Agent and the Trustee, have been fully discharged or sufficient funds have been set aside by the Collateral Agent at the request of the Pledgor for the discharge thereof, any remaining proceeds shall be released to the Pledgor.

After an Event of Default has occurred and is continuing, the Collateral Agent shall give a written notice to the Securityholders promptly upon obtaining sufficient net proceeds from the realization on the Collateral to pay in full all amounts due to the Securityholders under the Securities, the Indenture, this Collateral Agreement and the Cash Collateral Assignment.

(d) Agreement to Pay Attorneys’ Fees and Expenses. Without limiting Section 5(h) hereof, the Pledgor agrees that, upon the occurrence of an Event of Default, it will pay or reimburse the Collateral Agent, the Securities Intermediary and the Trustee on demand for the reasonable expenses for the enforcement of performance or observance of any obligation or agreement on the part of the Pledgor herein contained, including the reasonable fees of attorneys or other advisers employed by them. All such fees, costs and expenses, together with all costs and expenses payable to or reimbursable to the Cash Collateral Agent under the Cash Collateral Assignment, shall be deducted from the proceeds of any sale of the Collateral in accordance with Section 8(c) hereof, and, if there is no sale of the Collateral, or such proceeds are insufficient therefor, shall be paid promptly from the Pledgor’s own funds.

9.	The Securities Intermediary

The Securities Intermediary accepts its duties and responsibilities hereunder as agent of the Trustee on and subject to the following terms and conditions:

(a) Performance of Duties; Force Majeure. The Securities Intermediary undertakes to perform such duties and only such duties as are expressly set forth herein and, beyond the performance of such duties without gross negligence or willful misconduct, no implied covenants or obligations shall be read into this Collateral Agreement against the Securities Intermediary. No provision hereof shall be construed to relieve the Securities Intermediary from liability for its own grossly negligent action, grossly negligent failure to act, or its own willful misconduct, subject to the following:

(i) The Securities Intermediary may consult with counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of an action taken or suffered hereunder in good faith and in accordance with such advice or opinion of counsel.

(ii) The Securities Intermediary and its nominees shall not be liable with respect to any action taken, suffered or omitted by the Securities Intermediary in good faith (A) reasonably believed by the Securities Intermediary to be authorized or within the discretion or rights or powers conferred on it by this Collateral Agreement or (B) in accordance with any direction or request of the Collateral Agent.

(iii) The Securities Intermediary and its nominees shall not be liable for any error of judgment made in good faith by any of the officers of the Securities Intermediary or its nominees, unless the Securities Intermediary was grossly negligent in ascertaining the pertinent facts.

(iv) The Securities Intermediary and its nominees shall not be liable for any claims, losses, liabilities, damages or expenses (including attorneys’ fees and expenses) due to forces beyond the reasonable control of the Securities Intermediary, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; provided that this provision shall not protect the Securities Intermediary against any liability to which it would otherwise be subject by reason of its willful misfeasance or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. In no event will the Securities Intermediary be liable for any consequential or punitive damages.

(v) In the absence of bad faith on its part, the Securities Intermediary may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon, and shall be protected in acting in good faith in reliance upon, any note, notice, resolution, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons.

(vi) No provision of this Collateral Agreement shall require the Securities Intermediary to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(vii) In no event shall the Securities Intermediary or its nominees be personally liable for any taxes or other governmental charges imposed upon or in respect of (x) the Pledged Collateral or (y) the income or other distributions thereon.

(viii) The Securities Intermediary shall be regarded as making no representations and having no duties, responsibilities or obligations with respect to determining the validity or value of any VIP Securities, or genuineness or sufficiency of other documents deposited with or delivered to it or the genuineness or sufficiency of any signature or endorsement set forth on or in connection with such documents.

(ix) The Securities Intermediary and its nominees shall not be obligated or required to commence, or voluntarily participate in, any suit, action or proceeding arising under or related to this Collateral Agreement that in the Securities Intermediary’s judgment might involve any expense or liability unless the Securities Intermediary shall have been furnished with indemnity reasonably satisfactory to the Securities Intermediary and, for the avoidance of doubt, the Securities Intermediary shall provide notice of such proceedings to the Pledgor.

(x) Except as otherwise provided in this Collateral Agreement, the Securities Intermediary may perform any duties under this Collateral Agreement either directly or by or through (i) agents or subagents and the Securities Intermediary shall not be responsible for the performance, non-performance or other acts or omissions on the part of those agents or subagents except to the extent that the Securities Intermediary would be responsible under this Collateral Agreement if it had performed its duties directly, or (ii) nominees, correspondents, designees, custodians, subcustodians or other contracts or service providers and the Securities Intermediary shall not be responsible for the performance, non-performance or other acts or omissions on the part of those nominees, correspondents, designees, depositories, custodians, subcustodians or other contractors or service providers appointed or otherwise engaged with due care by it, provided that the Securities Intermediary shall account to the Pledgor for any recoveries or compensation it obtains from such service providers in compensation for any losses suffered by the Pledgor as a result of the acts or omissions of such service providers;

(xi) The Securities Intermediary is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Collateral Agent or the Trustee, and to apply to the Collateral Agent or the Trustee, for advice or instructions in connection with its duties hereunder, and the Securities Intermediary shall not be liable for any delay in acting while waiting for those instructions, provided that the Collateral Agent and Trustee may only provide such instructions as are permitted by this Agreement and the Indenture. Any applications by the Securities Intermediary for written instructions from the Collateral Agent or the Trustee may, at its option, set forth in writing any action proposed to be taken or omitted by it under this Collateral

Agreement and the date on or after which such action shall be taken or such omission shall be effective. The Securities Intermediary and its nominees shall not be liable for any action taken by, or omission of, the Securities Intermediary in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than two Business Days after the date such application is sent to the Collateral Agent or the Trustee, unless the Collateral Agent or the Trustee shall have consented in writing to any earlier date) unless, prior to taking any such action, it shall have received written instructions in response to such application specifying the action to be taken or omitted.

(xii) The Securities Intermediary may perform any duties hereunder either directly or by or through its nominees, correspondents, designees, agents, subagents or subcustodians or other service providers, and the Securities Intermediary shall not be responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, agent, subagent or subcustodian or other service provider appointed or engaged with due care by it.

(xiii) Indemnification. The Pledgor shall indemnify the Securities Intermediary, its officers, employees, agents and nominees for, and hold the Securities Intermediary and its officers, employees, agents and nominees harmless against, any loss, liability or expense (including the reasonable costs and expenses of defending against any claims of liability) arising out of or in connection with the Securities Intermediary’s acting as the Securities Intermediary hereunder, except such loss, liability or expense with respect to which the Securities Intermediary (or such officer, employee or agent, as the case may be) would not be relieved of liability under Section 9(a)(iv) hereof, provided that the Securities Intermediary shall not settle any lawsuit or claim without the consent of the Pledgor, which consent shall not be unreasonably withheld. The obligation of the Pledgor under this Section 9(a)(xiii) shall survive the termination of this Collateral Agreement and the resignation or removal of the Securities Intermediary.

(b) Merger. Any corporation or association into which the Securities Intermediary may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust and agency business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall, subject to the prior written consent of the Trustee, be and become a successor Securities Intermediary hereunder and vested with all of the powers, discretions, immunities, privileges and other matters as was its predecessor without, except as provided above, the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(c) Holding of Financial Assets. All financial assets (except cash) credited to the VIP Collateral Account will be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the VIP Collateral Account be registered in the name of the Pledgor, payable to the order of the Pledgor or specially indorsed to the Pledgor unless such financial asset has been further indorsed to the Securities Intermediary or in blank.

(d) Removal. The Securities Intermediary may be removed by an instrument or concurrent instruments in writing delivered to the Securities Intermediary, the Collateral Agent and the Pledgor and signed by the Trustee. Such removal shall take effect upon the appointment of a successor Securities Intermediary by the Trustee. The removal of the Securities Intermediary or any successor Securities Intermediary shall not affect its rights hereunder, including without limitation, the rights under Sections 9(a)(xiii) and (h) hereof.

(e) Notices. The Securities Intermediary shall give notice to the Pledgor, the Collateral Agent, the Trustee and the Calculation Agent as soon as practicable after it becomes aware of the occurrence of any of the following events: (i) the failure at any time of any VIP Securities constituting Pledged Collateral hereunder to appear on the shareholders register of VIP as being held of record by the Securities Intermediary or its custodian, in the case of VIP Shares and Preferred VIP Shares, and on the register of holders of VIP ADSs maintained by the Depositary as being held in the name of the Securities Intermediary, in the case of uncertificated ADSs, and if certificated VIP ADSs cease to be endorsed in the name of the Securities Intermediary, (ii) its decision to resign as Securities Intermediary hereunder, which notice shall be given not less than 90 days prior to the effective date of such resignation, (iii) its decision to remove any legal entity as is then acting as its custodian, (vi) its receipt of notice from any legal entity as is then acting as its custodian of its resignation as custodian, (v) the failure of the Pledged Collateral to include at any time at least the respective number of each of the VIP Shares, Preferred VIP Shares and VIP ADSs (or, in case of any stock splits or combinations, such greater or lesser number as results therefrom) required to be delivered pursuant to Section 1(b), and (vi) any action taken or to be taken by it in compliance with the requirements of Section 9(d).

(f) Appointment of Successor. If the Securities Intermediary hereunder shall resign or be removed, or be dissolved or shall be in the course of dissolution or liquidation or otherwise become incapable of action hereunder, or if it shall be taken under the control of any public officer or officers or of a receiver appointed by a court, a successor may be appointed by the Trustee (with the consent of the Pledgor (which shall not be unreasonably withheld) provided that no Event of Default has occurred and is continuing) by an instrument or concurrent instruments in writing signed by the Trustee or by its attorneys in fact fully authorized. A copy of such instrument or concurrent instruments shall be sent by registered mail to the Pledgor, the Collateral Agent and the Securities Intermediary.

(g) Acceptance by Successor. Every successor Securities Intermediary appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to the Pledgor an instrument in writing accepting such appointment hereunder, whereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the estates, properties, rights, powers, duties and obligations of its predecessors. Such predecessor shall, nevertheless, on the written request of its successor or the Pledgor, execute and deliver an instrument transferring to such successor all the estates, properties, rights and powers of such predecessor hereunder. Every predecessor Securities Intermediary shall deliver all Pledged Collateral held by it as the Securities Intermediary hereunder to its successor. Should any instrument in writing from the Pledgor be reasonably required by a successor Securities Intermediary for more fully and certainly vesting in such successor the estates, properties, rights, powers, duties and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, at the request of the successor Securities Intermediary, be forthwith executed, acknowledged and delivered by the Pledgor at its sole cost and expense.

(h) Compensation and Reimbursement. The Pledgor agrees: (i) to pay to the Securities Intermediary from time to time compensation for all services rendered by it hereunder in accordance with agreements in writing between the Pledgor and the Securities Intermediary (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); and (ii) to reimburse the Securities Intermediary upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by Securities Intermediary in accordance with any provision of this Collateral Agreement (including the reasonable compensation, fees, expenses and disbursements of its agents, accountants and counsel), except any expense, disbursement or advances with respect to which the Securities Intermediary would not be relieved of liability under Section 9(a)(iv) hereof.

10. The Collateral Agent

The Collateral Agent accepts its duties and responsibilities hereunder as agent for the Trustee, on and subject to the following terms and conditions:

(a) Performance of Duties; Force Majeure. The Collateral Agent undertakes to perform such duties and only such duties as are expressly set forth herein and, beyond the exercise of reasonable care in the performance of such duties, no implied covenants or obligations shall be read into this Collateral Agreement against the Collateral Agent. No provision hereof shall be construed to relieve the Collateral Agent from liability for its own grossly negligent action, grossly negligent failure to act, fraud or its own willful misconduct, subject to the following:

(i) The Collateral Agent may consult with counsel, and the advice or opinion of such counsel that it is acting in accordance with this Indenture or this Collateral Agreement shall be full and complete authorization and protection in respect of an action taken or suffered hereunder in good faith and in accordance with such advice or opinion of counsel provided however, that the Collateral Agent shall not be responsible to the securityholders in the event it fails to request, require or receive legal advice or an Opinion of Counsel unless its failure to do so results from its willful default, gross negligence or fraud.

(ii) The Collateral Agent shall not be liable with respect to any action taken, suffered or omitted by it in good faith (A) reasonably believed by it to be authorized or within the discretion or rights or powers conferred on it by this Collateral Agreement or (B) in accordance with any direction or request of the Trustee provided that the Collateral Agent reasonably believes that the Trustee is acting in accordance with the Indenture.

(iii) The Collateral Agent shall not be liable for any error of judgment made in good faith by any of its officers, unless the Collateral Agent was grossly negligent in ascertaining the pertinent facts.

(iv) The Collateral Agent shall not be liable for any claims, losses, liabilities, damages or expenses (including attorneys’ fees and expenses) due to forces beyond the reasonable control of the Collateral Agent, including without limitation, malfeasance or misfeasance on the part of the Securities Intermediary, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; provided that this provision shall not protect the Collateral Agent against any liability to which it would otherwise be subject by reason of its willful default, gross negligence or fraud in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

(v) In the absence of fraud on its part, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any note, notice, resolution, consent, certificate, affidavit, letter, telegram, teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons.

(vi) No provision of this Collateral Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(vii) The Collateral Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Collateral Agent shall not be responsible for any willful misconduct or gross negligence on the part of any agent or attorney that is not a subsidiary or affiliate of the Collateral Agent and that is appointed with due care by it hereunder. In furtherance thereof, any subsidiary owned or controlled by the Collateral Agent, or its successors, as agent for the Collateral Agent, may perform any or all of the duties of the Collateral Agent relating to the valuation of securities and other instruments constituting Collateral hereunder.

(viii) In no event shall the Collateral Agent be personally liable for any taxes or other governmental charges imposed upon or in respect of (x) the Collateral or (y) the income or other distributions thereon.

(ix) Indemnification. The Pledgor shall indemnify the Collateral Agent, its officers, employees and agents for, and hold the Collateral Agent and its officers, employees and agents harmless against, any fees, costs, loss, liability or expense (including the reasonable costs and expenses of defending against any claims of liability) arising out of or in connection with the Collateral Agent’s acting as the Collateral Agent hereunder, except such loss, liability or expense with respect to which the Collateral Agent (or such officer, employee or agent, as the case may be) would not be relieved of liability under Section 10(a)(iv) hereof provided that the Collateral Agent shall not settle any lawsuit or claim without the consent of the Pledgor (which shall not be unreasonably withheld; if such consent is unreasonably withheld, the indemnification described herein shall extend to the Collateral Agent). The obligation of the Pledgor under this Section 10(a)(ix) shall survive the termination of this Collateral Agreement and the resignation or removal of the Collateral Agent. The Collateral Agent shall be under no obligation to exercise any of the rights, powers, duties or obligations vested in or placed upon it by this Collateral Agreement at the request or direction of the Pledgor, unless the Pledgor shall have provided to the Collateral Agent security and/or indemnity, reasonably satisfactory to the Collateral Agent, against the costs, expenses and liabilities which it may reasonably expect to incur and liabilities which it may reasonably expect to incur in compliance with such request or direction.

Except as expressly provided herein, the Collateral Agent (a) is not required to notify anyone of the execution of this Collateral Agreement or any related agreement; and (b) is not required to determine whether an Event of Default or Collateral Event of Default has or may have occurred, or whether there has been any breach of this agreement, provided that the Collateral Agent shall act upon any notice that an Event of Default or Collateral Event of Default has occurred. Unless such a notice has been delivered to the Collateral Agent, it may assume no such event or condition is in existence and that the Pledgor and Guarantor are in compliance with their respective obligations hereunder. Without limitation of its rights and responsibilities hereunder, the Collateral Agent shall duly act in accordance with any instructions from the Trustee in connection with the exercise of remedies hereunder.

The Collateral Agent shall not be responsible for the correctness of the recitals and statements herein which are made by the Pledgor or for any statement or certificate delivered by the Pledgor pursuant hereto. Except as specifically provided herein, the Collateral Agent shall not be responsible for the validity, sufficiency, collectibility or marketability of any Pledged Collateral given to or held by it hereunder or for the validity or sufficiency of the Indenture, the Securities or the Lien on the Pledged Collateral purported to be created hereby.

The Collateral Agent shall not be responsible for the execution or delivery by any other party (other than the valid execution and delivery on the part of the Collateral Agent) of this Collateral Agreement or for the legality, validity, effectiveness, adequacy, genuineness or accuracy of any representation or warranty in, or the enforceability or admissibility in evidence of, this Collateral Agreement or any other document relating to this transaction and shall not be liable for any failure to obtain any license, consent or other authority for the execution, delivery, legality, validity, effectiveness, adequacy, genuineness, performance, enforceability or admissibility in evidence of this Collateral Agreement or any other document relating to this transaction. The Collateral Agent shall not be responsible for any failure of the Pledgor or Guarantor to comply with any of their respective covenants contained in this Collateral Agreement or in any other Principal Document.

The Collateral Agent shall not be liable for any failure, omission or defect in connection with the perfection of a security interest in the Pledged Collateral, or steps taken in furtherance thereof, or failure to call for delivery of documents of title to any Collateral or to require any further assurances in relation to any assets or property comprised in the Pledged Collateral.

The Collateral Agent shall accept without investigation, requisition or objection the right and title of the Pledgor to the Pledged Collateral and shall not be bound or concerned to examine or enquire into or be liable for any defect or failure in the right or title of the Pledgor to the Pledged Collateral or any part thereof, whether such defect or failure might have been discovered upon examination or enquiry and whether capable of remedy or otherwise.

(b) Knowledge. The Collateral Agent shall not be deemed to have knowledge of any Event of Default, unless and until a Responsible Officer of the Collateral Agent shall have received written notice thereof.

(c) Merger. Any corporation or association into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its agency business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall, subject to the prior written consent of the Trustee, be and become a successor Collateral Agent hereunder and vested with all of the title to the Pledged Collateral and all of the powers, discretions, immunities, privileges and other matters as was its predecessor without, except as provided above, the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(d) Resignation. The Collateral Agent and any successor Collateral Agent may at any time resign by giving 30 days’ written notice by registered or certified mail to the Pledgor and notice to the Trustee and the Securities Intermediary in accordance with the provisions of Section 12(c) hereof. Such resignation shall take effect upon the appointment of a successor Collateral Agent by the Trustee. Resignation by the Collateral Agent or any successor Collateral Agent shall not affect its rights hereunder, including without limitation, the rights under Sections 10(a)(ix) and 10(h) hereof.

(e) Removal. The Collateral Agent may be removed at any time by an instrument or concurrent instruments in writing delivered to the Collateral Agent and to the Pledgor and signed by the Trustee and notice to the Securities Intermediary in accordance with the provisions of Section 12(c) hereof. Such removal shall take effect upon the appointment of a successor Collateral Agent by the Trustee. The removal of the Collateral Agent or any successor Collateral Agent shall not affect its rights hereunder, including without limitation, the rights under Sections 10(a)(ix) and 10(h) hereof.

(f) Appointment of Successor. (i) If the Collateral Agent hereunder shall resign or be removed, or be dissolved or shall be in the course of dissolution or liquidation or otherwise become incapable of action hereunder, or if it shall be taken under the control of any public officer or officers or of a receiver appointed by a court, a successor may be appointed by the Trustee (with the consent of the Pledgor (which shall not be unreasonably withheld) provided that no Event of Default has occurred and is continuing) by an instrument or concurrent instruments in writing signed by the Trustee or by its attorneys in fact fully authorized. A copy of such instrument or concurrent instruments shall be sent by registered mail to the Pledgor and the Securities Intermediary; (ii) Every such temporary or permanent successor Collateral Agent appointed pursuant to the provisions hereof shall be a trust company or bank in good standing, having a reported capital and surplus of not less than $100,000,000 and capable of holding the Pledged Collateral in the State of New York, if there be such an institution willing, qualified and able to accept the duties of the Collateral Agent hereunder upon customary terms.

(g) Acceptance by Successor. Every temporary or permanent successor Collateral Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and also to the Pledgor an instrument in writing accepting such appointment hereunder, whereupon such successor, without any further act, deed or conveyance, shall become fully vested with all the estates, properties, rights, powers, duties and obligations of its predecessors. Such successor Collateral Agent shall give notice of its acceptance of the appointment to the Securities Intermediary in accordance with the provisions of Section 12(c) hereof. Such predecessor shall, nevertheless, on the written request of its successor or the Pledgor, execute and deliver an instrument transferring to such successor all the estates, properties, rights and powers of such predecessor hereunder. Every predecessor Collateral Agent shall deliver all Pledged Collateral held by it as the Collateral Agent hereunder to its successor. Should any instrument in writing from the Pledgor be reasonably required by a successor Collateral Agent for more fully and certainly vesting in such successor the estates, properties, rights, powers, duties and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, at the request of the temporary or permanent successor Collateral Agent, be forthwith executed, acknowledged and delivered by the Pledgor.

(h) Compensation and Reimbursement. The Pledgor agrees: (i) to pay to the Collateral Agent from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); and (ii) to reimburse the Collateral Agent upon its request for all reasonable expenses, disbursements and advances reasonably incurred or made by the Collateral Agent in accordance with any provision of this Collateral Agreement (including the reasonable compensation, fees, expenses and disbursements of its agents, accountants and counsel), except any expense, disbursement or advances with respect to which the Collateral Agent would not be relieved of liability under Section 10(a)(iv) hereof.

The Collateral Agent shall not be responsible for any tax arising under this Collateral Agreement or the transactions contemplated herein other than taxation in the ordinary course on its income and expenses. If any payment made to the Collateral Agent for its own benefit under this Collateral Agreement or any agreement relating to fees concerning the arrangements contemplated hereby is subject any taxation other than ordinary course income taxation, the Pledgor shall pay to the Collateral Agent such additional amounts as may be necessary so that the net amounts received by the Collateral Agent after any such taxation will equal the amounts that would have been received if there were no deduction for such taxation.

11. Amendment

(a) Amendment Without Consent of Holders. Without the consent of any Holders, the Pledgor, the Collateral Agent, the Securities Intermediary and the Trustee may, at any time and from time to time, amend this Collateral Agreement, in form satisfactory to the Pledgor, the Collateral Agent, the Securities Intermediary and the Trustee, to:

(i) evidence the succession of another Person to the Pledgor and the assumption by any such successor of the covenants of the Pledgor;

(ii) evidence and provide for the acceptance of appointment hereunder by a successor Collateral Agent, Securities Intermediary or Trustee;

(iii) add to the covenants of the Pledgor for the benefit of the Holders, or surrender any right or power herein conferred upon the Pledgor, provided such covenants or such surrender do not adversely affect the validity, perfection or priority of the Lien created hereunder; or

(iv) cure any ambiguity (or formal defect), correct or supplement any provisions herein which may be inconsistent with any other such provisions herein, or make any other provisions with respect to such matters or questions arising under this Collateral Agreement, provided such action shall not adversely affect the interests of the Holders in any material respect.

provided that any amendment to Sections 4(d) or 4(e) shall require the prior written agreement of the Series A Trustee and the Series A Trustee shall be party to such amendment.

(b) Amendment With Consent of Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time outstanding, the Pledgor, the Trustee, the Collateral Agent and the Securities Intermediary may amend this Collateral Agreement for the purpose of modifying in any manner the provisions of this Collateral Agreement; provided, however, that no such amendment shall, without the unanimous consent of the Holders of each outstanding Security:

(i) change the amount or type of Pledged Collateral required to be pledged or cash required to be transferred to the Cash Collateral Account subject to Section 1(a) to secure the Pledgor’s performance under the Securities, unless such change is not adverse to the Holders; or

(ii) otherwise effect any action that would require the consent of the Holder of each outstanding Security affected thereby pursuant to the Indenture if such action were effected by a modification or amendment of the provisions of the Indenture; or

(iii) reduce the aggregate principal amount of Securities the consent of whose Holders is required for the modification or amendment of the provisions of this Collateral Agreement;

further provided that any amendment to Sections 4(d) or 4(e) shall require the prior written agreement of the Series A Trustee and the Series A Trustee shall be party to such amendment.

It shall not be necessary for the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if the Holders shall approve the substance thereof.

(c) Execution of Amendments. In executing any amendment permitted by this Section, the Collateral Agent and the Trustee shall be entitled to receive and (subject to Section 5.01 of the Indenture with respect to the Trustee) shall be fully authorized and protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Collateral Agreement and that all conditions precedent, if any, to the execution and delivery of such amendment have been satisfied. The Collateral Agent, the Trustee and the Securities Intermediary may, but shall not be obligated to, enter into any such amendment which affects their own respective rights, duties or immunities under this Collateral Agreement or otherwise.

(d) Effect of Amendments. Upon the execution of any amendment under this Section, this Collateral Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Collateral Agreement for all purposes; and every Holder of Securities theretofore or thereafter authenticated, executed on behalf of the Holders and delivered under the Indenture shall be bound thereby.

12. Miscellaneous

(a) Benefit of Agreement; Successors and Assigns. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of the Pledgor and the Collateral Agent shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not, and shall be enforceable by and inure to the benefit of the Trustee and its successors and assigns.

(b) Separability. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Collateral Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

(c) Notices.

(i) Any notice provided for herein, unless otherwise specified, shall be in writing (including transmittals by telex or telecopier) and shall be given to a party at the address or addresses, as applicable, set forth opposite such party’s name on the signature pages hereto or at such other address as may be designated by notice duly given in accordance with this Section (c) to each other party hereto.

(ii) Each such notice given pursuant to paragraph shall be effective (A) if sent by certified mail (return receipt requested), 72 hours after being deposited in the mail, postage prepaid; (B) if given by telex or telecopier, when such telex or telecopied notice is transmitted; or (C) if given by any other means, when delivered at the address specified in this Section (c). Any such notice to the Collateral Agent shall be effective only upon actual receipt by the Collateral Agent; the Collateral Agent shall provide confirmation of receipt of notice promptly to the sender of such notice.

(iii) Notwithstanding the foregoing, notices delivered pursuant to Section 1(c) shall be delivered in the manner set out in Section 1(c)(iv).

(d) Governing Law. This Collateral Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law provisions thereof (other than Section 5-1401 of the General Obligations Law of the State of New York, which is expressly made applicable hereto); provided that as to Pledged Items located in any jurisdiction other than the State of New York, the Collateral Agent on behalf of the Trustee, shall have all of the rights to which a secured party is entitled under the laws of such other jurisdiction. The parties hereto hereby agree that the securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) in respect of the VIP Collateral Account is the State of New York.

(e) Counterparts. This Collateral Agreement may be executed, acknowledged and delivered in any number of counterparts and such counterparts taken together shall constitute one and the same instrument.

(f) Jurisdiction and Arbitration.

(i) All disputes arising out of or in connection with this Collateral Agreement (each such dispute, a “Dispute”) shall be referred to and finally settled by arbitration under the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (“ICC”), which Rules are deemed to be incorporated by reference into this clause. The language of the arbitration shall be English. The parties hereby expressly agree that any dispute which arises out of or in connection with this Collateral Agreement will necessarily require resolution as a matter of exceptional urgency. The arbitration proceedings shall be conducted in New York, by a tribunal of three arbitrators and New York shall be the seat of the arbitration. Each party is to appoint one arbitrator. The chairman shall be an arbitrator selected by agreement of the two party appointed arbitrators. If the two party appointed arbitrators are unable to agree upon a chairman, the chairman shall be appointed by the Court of Arbitration of the ICC in accordance with Article 9 of the ICC Rules. If there are more than two parties to the dispute, the arbitrators shall be selected in accordance with Article 10 of the ICC Rules. The arbitration tribunal shall determine any Dispute in accordance with the laws of the State of New York. The parties to this Collateral Agreement agree that any decision of the arbitral tribunal shall be conclusive, binding and enforceable in any court of competent jurisdiction.

(ii) The parties to this Collateral Agreement hereby waive any right to refer such dispute or controversy to any other forum or tribunal, with the exception of the jurisdiction of a competent court in New York to grant equitable relief necessary to preserve any party’s rights and remedies under this Collateral Agreement, until such time as an arbitral tribunal has been selected and arbitration proceedings before such tribunal can commence. No court other than a court of competent jurisdiction in New York shall have jurisdiction to hear any Dispute among any of the parties to this Collateral Agreement. The arbitral tribunal shall be entitled to grant injunctive or other equitable relief to prevent breaches of this Collateral Agreement or to enforce specifically the performance or the terms and provisions hereof. To the fullest extent it may effectively do so under applicable law, each party hereto irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(g) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS COLLATERAL AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTY HERETO HAS RELIED, IS RELYING AND WILL RELY IN ENTERING INTO THIS COLLATERAL AGREEMENT AND ANY DOCUMENT RELATED THERETO. EACH PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

13. Termination of Collateral Agreement

This Collateral Agreement and the rights hereby granted by the Pledgor in the Pledged Collateral shall cease and terminate upon fulfillment of all of the obligations of the Pledgor under all outstanding Securities, and under the Indenture and this Collateral Agreement and the Pledgor shall have no further liability or obligation hereunder upon such termination. If at the time of termination of this Collateral Agreement, any Series A Securities are outstanding, or claims in respect thereof are outstanding, any Pledged Collateral remaining at the time of such termination shall be fully released and discharged from the Lien hereof and delivered by the Collateral Agent to the Escrow Agent for deposit in the Escrowed Account in accordance with Section 3(b) of the Escrow Agreement, and at such time of transfer, the Collateral Agent shall deliver to the Pledgor (with copies to the Escrow Agent) such documents of termination and release as the Pledgor may reasonably request, in each case all at the expense of the Pledgor. If at the time of termination of this Collateral Agreement, there are no Series A Securities outstanding, any Pledged Collateral remaining at the time of such termination shall be fully released and discharged from the Lien hereof and delivered to the Pledgor by the Collateral Agent, accompanied by such documents of termination and release as the Pledgor may reasonably request, all at the expense of the Pledgor. If at any time any payment under the Securities, the Indenture or this Collateral Agreement is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Pledgor, the security interest in the Pledged Collateral shall be reinstated with respect thereto as though such payment had been due but not made at such time.

IN WITNESS WHEREOF, each of the Pledgor, the Collateral Agent and the Trustee has caused this Collateral Agreement to be duly executed on its behalf as of the date first above written.

ECO TELECOM LIMITED, as Pledgor

By:	/s/ Marina Kushnareva
Name:	Marina Kushnareva
Title:	Authorized Director

Address for Notices:

Suite 2
4 Irish Palace
Gibraltar
Attention: Franz Wolf
Telephone: +350 41981
Facsimile: +350 41988
Email: ctfh@ctfh.gi

With a copy to:
Facsimile: +7495 981-4448

EQUITY TRUST SERVICES (UK) LIMITED, as Collateral Agent

By:	/s/ Richard Verkoulen
Name:	Richard Verkoulen
Title:	Business Development Manager

Address for Notices:
Equity Trust Services (UK) Limited
12A Charterhouse Square
London EC1M 6AX

Fax: +44 20 7017 1920
Attention: Richard Verkoulen

With a copy to:
Deutsche Bank AG London Branch
Winchester House
1 Great Winchester Street
London
EC2N 2DB

Fax: +44 207 545 4437
Attention: Head of Equities Legal Team

EQUITY TRUST SERVICES (UK) LIMITED, as Trustee

By:	/s/ Richard Verkoulen
Name:	Richard Verkoulen
Title:	Business Development Manager

Address for Notices:
Equity Trust Services (UK) Limited
12A Charterhouse Square
London EC1M 6AX

Fax: +44 20 7017 1920
Attention: Richard Verkoulen

THE BANK OF NEW YORK, as Securities Intermediary

By:	/s/ Raphael Pariser
Name:	Raphael Pariser
Title:	Vice President

Address for Notices:
The Securities Intermediary
The Bank of New York
One Canada Square
London E14 5AL
Attention: Corporate Trust Administration
Telephone +44 20 7964 6402
Fax: +44 20 7964 6399

DEUTSCHE BANK AG LONDON BRANCH, as Calculation Agent

By:	/s/ Andrew Dixon-Smith
Name:	Andrew Dixon Smith
Title:	Legal Counsel

By:	/s/ Hugh Corroon
Name:	Hugh Corroon
Title:	Legal Counsel

Deutsche Bank AG London Branch
Winchester House
1 Great Winchester Street
London
EC2N 2DB

Fax: +44 207 545 4437
Attention: Head of Equities Legal Team

Agreed and acknowledged:

DEUTSCHE INTERNATIONAL CORPORATE SERVICES LIMITED, as Series A Trustee

By:	/s/ Ed Fletcher
Name:	Ed Fletcher
Title:	Authorized Signatory

Address for Notices:
Deutsche International Corporate Services Limited
St. Paul’s Gate
New Street
St. Helier
Jersey
JE4 8ZB

Fax: +44 (0) 1534 889 884
Attention: Senior Transaction Manager

Schedule I

VIP Collateral Account

Account Number 172889 established with The Bank of New York in the name of Eco Telecom Limited.

Schedule I-1

Schedule II

Cash Margining Payment Particulars

Account for Payments to the Cash Collateral Agent:

Deposit Bank:	Deutsche Bank AG, London Branch
Sub Custodian:	Bank of New York
ABA:	021000018
Swift:	IRVTUS3N
Acct Num:	8900603658
Acct Name:	DBAG CM
Benef Num:	106066170056
Benef Name:	EcoTelecom

Account for Payments to the Pledgor:

Name of Bank: Amsterdam Trade Bank N.V., Amsterdam

City/State of Bank: Herengracht 475, 1017 BS Amsterdam, The Netherlands

Name of Account: Eco Telecom Limited

Account Number at Bank: 9001-800724-001

SWIFT: STOLNL2A

Correspondent Bank of Beneficiary’s Bank:

JP Morgan Chase, New York, USA

SWIFT: CHASUS33

Corr. Acc. 400211408

Schedule I-2

ANNEX I

[to be apostilled]

[FORM OF POWER OF ATTORNEY]

BY THIS POWER OF ATTORNEY GIVEN BY WAY OF DEED this day of two thousand and [•] BNY CLEARING INTERNATIONAL NOMINEES LIMITED (the “Company”) being a company incorporated in the United Kingdom and having its registered office and principal place of business situated at One Canada Square London E14 5AL hereby appoints and constitutes ECO TELECOM LIMITED, being a company organized under the laws of Gibraltar and having its registered office at 10/8 International Commercial Centre, Casemates Square, Gibraltar, acting through any of its Directors or authorized signatories for the time being and from time to time, the true and lawful Attorney of the Company (the “Attorney”) for and on behalf of and in the name of the Company to do the following acts and things with respect only to [•] shares of common stock, 0.005 rubles nominal value per share (registration number 1-02-00027-A) (“VIP Shares”) and [•] shares of preferred shares of VIP, nominal value of 0.005 rubles per share (registration number [•]) (“Preferred VIP Shares” and together with the VIP Shares, the “Shares”) of the Open Joint Stock Company “Vimpel-Communications” (“VIP”) held by the Company as nominee for The Bank of New York, as securities intermediary (the “Securities Intermediary”) under the Collateral Agreement, dated as of [•], 2007, among the Attorney, the Securities Intermediary, Equity Trust Services (UK) Limited, as Collateral Agent, Equity Trust Services (UK) Limited, as Trustee, and Deutsche Bank AG London Branch, as Calculation Agent, namely:

(a) to represent the Company at General Meetings of the Shareholders (“GSM”) of VIP, a company organized and existing under the laws of the Russian Federation, whose registered address is: 10, Ulitsa 8 Marta, Building 14, Moscow, Russian Federation, and to vote during such GSM (including the absentee voting) at its sole discretion;

(b) to participate in discussing and negotiating the issues at the GSM and take all other actions at the GSM or otherwise in connection with the voting, which may be necessary, in the name and on behalf of the Company;

(c) to copy, request and receive all the documents relating to the GSM; and

(d) to take any other actions, make statements, filings which may be necessary in connection with the convocation of the GSM, the participation, voting at the GSM in the name and on behalf of the Company and in connection with exercise of the Company’s rights as a shareholder of VIP under Russian law.

Annex I-1

The Company hereby authorizes the Attorney to carry out all other acts and do all other things in our name and on our behalf as the Attorney may in his or her absolute discretion deem appropriate, necessary or expedient for the performance of the actions indicated above, and take all other actions which may be needed for performance of the relevant issues arising out of, or in connection to, them (including appearing before public/municipal authorities, notaries, commercial registrars and public and private officers and presenting petitions before any authorities).

The Company hereby undertakes to ratify all that the said Attorney shall lawfully do or purport to lawfully do by virtue of this Power of Attorney.

This Power of Attorney shall be governed and construed in accordance with the laws of the State of New York and shall be deemed coupled with an interest and irrevocable until the earlier of [•], 2009 and the receipt by VIP, with a copy to the registrar of VIP, of a notice from the Company revoking this power of attorney.

IN WITNESS WHEREOF THE COMPANY has caused this deed to be duly executed by affixing its Common Seal hereunto the date first above written.

THE COMMON SEAL OF BNY CLEARING INTERNATIONAL NOMINEES LIMITED was hereunto affixed pursuant to a Resolution of the Board of Directors in the presence of:

Duly Authorized Representative

Duly Authorized Representative

Annex I-2

EXHIBIT A

Cash Collateral Assignment

[Attach Hereto]

Exhibit A-1